Exhibit g(3)



                                                     EXHIBIT A


         THIS EXHIBIT A, dated as of April 13, 1999 is Exhibit A to that certain Custodian Services Agreement dated as of June 20, 1996 between PFPC Trust Company and The Weiss Fund (formerly, Weiss Treasury Fund).




                                   PORTFOLIOS

                                       Weiss Treasury Only Money Market Fund
                                         Weiss Millennium Opportunity Fund

                                        PFPC TRUST COMPANY


                                       By: /S/ JOSEPH GRAMLICH

                                        Title: Senior Vice President



                                       THE WEISS FUND

                                        By: /S/ JOHN N. BREAZEALE
                                            Title: President